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                                                                    Exhibit 8.1
                                                    Opinion of Brown & Wood LLP
                                                    with respect to Tax Matters

                                                               January 21, 1997

Block Mortgage Finance, Inc.
4435 Main Street, Suite 500
Kansas City, Missouri 64111

         Re:      Block Mortgage Finance, Inc.
                  Registration Statement on Form S-3 (No: 333-14041)

Ladies and Gentlemen:

         We have acted as federal tax counsel to Block Mortgage Finance, Inc., a Delaware corporation (the "Registrant"), in connection with the proposed issuance and sale of its mortgage pass-through certificates (the "Certificates"), to be issued from time to time in one or more series. Each series of Certificates will be issued, in one or more classes, by a trust formed pursuant to a pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Registrant, a master servicer, a seller and a trustee. The property of each trust will include mortgage loans and certain other property.

         We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Certificates. This advice is summarized under the headings "Summary of Prospectus -- Federal Income Tax Consequences", and "Federal Income Tax Consequences" in the prospectus relating to the Certificates (the "Prospectus"), all a part of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration of the Certificates under the Act. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those tax consequences that are discussed, in our opinion, the description is accurate in all material respects. Furthermore, we hereby confirm that, as specified in the Prospectus, we will provide an opinion to the trust specified in the related prospectus supplement that:


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(i) with respect to a trust as to which a REMIC election is made, the trust will qualify as a REMIC and the related Certificates will qualify as "regular interests" or "residual interests" in the REMIC and (ii) with respect to a trust as to which no REMIC election is made, the trust will be classified as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as counsel to the Registrant) under the headings "Legal Matters" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                                         Very truly yours,

                                                         /s/ BROWN & WOOD LLP